UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MBIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MBIA Inc.	Charles R. Rinehart
1 Manhattanville Road	Chairman
Suite 301	Joseph W. Brown
Purchase, NY 10577	Chief Executive Officer
914-273-4545

March 22, 2016

Dear Owners:

You are cordially invited to attend the annual meeting of MBIA shareholders on Tuesday, May 3, 2016 at 10:00 a.m. at 2 Manhattanville Road, Conference Room 2, First Floor, Purchase, New York.

Our agenda for this year’s meeting is for shareholders to:

•	vote on the election of Directors;

•	express their opinion, on an advisory basis, on executive compensation; and

•	ratify the selection of independent auditors for 2016.

After the formal agenda is completed, we will be happy to answer any questions you may have.

Even if you do not plan to attend the annual meeting, we urge you to vote your shares. Instructions for using all of the available voting options are included in the enclosed proxy statement.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Charles R. Rinehart Chairman	Joseph W. Brown Chief Executive Officer

MBIA Inc.

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

We will hold the 2016 Annual Meeting of MBIA Inc. (“MBIA” or the “Company”) Shareholders at 2 Manhattanville Road, Conference Room 2, First Floor, Purchase, New York 10577, on Tuesday, May 3, 2016 at 10:00 a.m. EDT in order for shareholders to:

1.	elect eight Directors for a term of one year, expiring at the 2017 Annual Meeting;

2.	express their opinion, on an advisory basis, on the compensation paid to the Company’s named Executive Officers (“NEOs”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including under the “Compensation discussion and analysis” and “Executive compensation tables” sections of the proxy statement;

3.	ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2016; and

4.	transact any other business as may properly come before the meeting.

These items are more fully described in the following pages.

This year, we have again elected to adopt the SEC rules that allow companies to furnish proxy materials to their shareholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) provided to shareholders contains instructions on how to access our 2015 Annual Report to Shareholders and proxy materials for the 2016 Annual Meeting online, how to request a paper copy of these materials and how to vote your shares. We expect to furnish the Notice to shareholders and make proxy materials available beginning on or about March 22, 2016.

The Notice provides instructions regarding how to view our proxy materials for the 2016 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available the 12-digit control number(s) contained on your Notice. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them or you own shares of MBIA Inc. in the MBIA Inc. 401(k) Plan or MBIA Inc. Non-Qualified Retirement Plan. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before April 19, 2016. To request paper copies, shareholders can go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. When requesting materials by email, please send a blank email with your 12-digit control number(s) (located on the Notice) in the subject line.

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions under “General information––Voting” to vote your shares using the Internet. After submitting your vote, follow the prompts to sign up for electronic delivery.

Sincerely,

Ram D. Wertheim
Secretary

1 Manhattanville Road

Suite 301

Purchase, New York 10577

March 22, 2016

General information

How it works. The Board of Directors of the Company is soliciting shareholders’ proxies in connection with the Annual Meeting of Shareholders to be held at 2 Manhattanville Road, Conference Room 2, First Floor, Purchase, New York 10577, on Tuesday, May 3, 2016 at 10:00 a.m. EDT. Only shareholders of record at the close of business on March 14, 2016 may vote at the Annual Meeting. As of March 14, 2016, there were 137,278,589 shares of our common stock (which is our only class of voting stock) outstanding and eligible to be voted. Treasury shares are not voted. Each shareholder has one vote for each share of MBIA common stock owned on the record date for all matters being voted on at the Annual Meeting.

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

Voting. If you hold shares in more than one account (e.g., you are a shareholder of record, own shares in the Company’s 401(k) Plan or Non-Qualified Retirement Plan, and beneficially own shares in one or more personal brokerage accounts, or any combination of the foregoing), you may receive more than one Notice and/or proxy card. Accordingly, in order to vote all of your shares, you will need to vote more than once by following the instructions on each of the items you receive.

You may vote using the following methods:

Internet. You may vote on the Internet up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on the Notice or proxy card (www.proxyvote.com) and following the instructions on the website. Have your Notice or proxy card available when you access the web page. If you vote over the Internet, you should not return your proxy card.

Telephone. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day up until 11:59 PM Eastern Time the day before the Annual Meeting, and following the prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card. Notice recipients should first visit the Internet site listed on the Notice to review the proxy materials before voting by telephone.

Mail. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided or as directed on the voting instruction form so that it arrives before the Annual Meeting.

In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting. If your shares are held in the name of a bank, broker or other holder of record (i.e., your shares are held in “street name”), you must obtain a legal proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote at the Annual Meeting.

You can revoke your proxy at any time before the Annual Meeting or when prompted during the Annual Meeting. If your shares are held in street name, you must follow the instructions of your broker to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later-dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by Internet, telephone, or mail. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

If your shares are held in street name, you may receive voting instructions from the holder of record. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of Directors (Proposal 1) or the advisory vote on NEO compensation (Proposal 2). Please instruct your broker so your votes can be counted.

Dissenters’ rights. Under Connecticut law, dissenters’ rights are not available with respect to the matters included in the formal agenda for the 2016 Annual Meeting of Shareholders.

Miscellaneous. The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by Directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers holding shares of MBIA common stock and will reimburse them for reasonable expenses.

A copy of the Company’s Annual Report on Form 10-K is available on the Company’s website, www.mbia.com, under the “SEC Filings” link or by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577.

Board of Directors corporate governance

The Board of Directors and its committees

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to the four regular committees described below. The Board of Directors met seven times in regular sessions during 2015. In addition to its regular sessions, the Board met two times in special sessions during 2015. The Board of Directors has regularly scheduled non-management Director meetings. Pursuant to the MBIA Inc. Board Corporate Governance Practices, each Director is expected to attend at least 75% of all Board meetings and committee meetings of which that Director is a member, on a combined basis. All of the Directors met this requirement in 2015. The MBIA Inc. Board Corporate Governance Practices can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” link, and are available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. Pursuant to the MBIA Inc. Board Corporate Governance Practices, Directors are required to attend annual shareholder meetings, barring unusual circumstances. The 2015 Annual Meeting was attended by each of the Company’s Directors.

Regular Board committees. Each regular Board committee has a charter, which can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” link, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. The committees are described below.

Executive Committee. The Executive Committee, which at year-end consisted of Messrs. Rinehart (Chair), Brown, Coulter, Shasta and Vaughan, did not meet during 2015. Mr. Kearney served as Chair and as a member of the Committee until May 6, 2015, at which time Mr. Rinehart was appointed a member and Chair of the Committee, Mr. Shasta was also appointed a member of the Committee on May 6, 2015. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company and the Committee’s Charter.

Finance and Risk Committee. The Finance and Risk Committee, which at year-end consisted of Messrs. Vaughan (Chair), Curry, Gilbert and Shasta, met four times in regular sessions during 2015. Mr. Rinehart served as Chair and as a member of the Committee until May 6, 2015, at which time Mr. Vaughan was appointed a member and Chair of the Committee. Mr. Carney served on the Committee until November 2, 2015, at which time Mr. Curry was appointed a member of the Committee, This Committee assists the Board in monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity, (iii) exposure to changes in market value of assets and liabilities, (iv) credit exposures in the insured portfolios, and (v) financial risk management policies and procedures, including regulatory requirements and limits.

Compensation and Governance Committee. The Compensation and Governance Committee (the “Compensation Committee”), which at year-end consisted of Mr. Coulter (Chair), Ms. Bruce and Messrs. Curry, Gilbert and Rinehart, met five times in regular sessions during 2015. Messrs. Kearney and Vaughan served on the Committee until May 6, 2015, at which time Mr. Rinehart was appointed a member of the Committee. Mr. Curry was appointed a member of the Committee on November 2, 2015. Prior to the Board nominating Directors to serve for the one-year term expiring at the 2017 Annual Meeting, Mr. Coulter notified the Board that his service as a Director and as Chair of the Compensation Committee would conclude effective at the 2016 Annual Meeting on May 3, 2016. The Compensation Committee intends to recommend to the Board the appointment of Mr. Gilbert as Chair of the Compensation Committee effective on May 3, 2016 subject to his re-election to the Board by the shareholders of the Company at the 2016 Annual Meeting. In accordance with the Compensation Committee Charter, the provisions of Rule 10C-1(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange (the “NYSE”), the Board of Directors has affirmatively determined that each of the Compensation Committee members is independent. As part of its specific role, the Compensation Committee is responsible for (i) setting the overall compensation principles of the Company, (ii) overseeing executive compensation, (iii) reviewing the Company’s compensation and benefits program, (iv) overseeing the retention of the Committee’s advisers, (v) overseeing significant organizational and personnel matters, (vi) determining the membership, size and composition of the Board, (vii) setting Directors’ compensation, (viii) selecting Directors to serve on the Board committees, and (ix) developing corporate governance principles and practices. The Board approves the CEO’s compensation level and approves the recommendations of the Compensation Committee for the other NEOs’ compensation levels. Since 2005, the Compensation Committee has retained compensation consulting firms to assist and advise it in conducting reviews of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels relative to market practice.

Compensation and Governance Committee interlocks and insider participation. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. During 2015, no NEO served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers is or has been a Director of the Company or a member of the Company’s Compensation Committee.

Audit Committee. The Audit Committee, which at year-end consisted of Mr. Shasta (Chair), Mses. Bruce and Scott and Messrs. Rinehart and Vaughan, met five times in regular sessions during 2015. Mr. Vaughan served as Chair of the Committee until May 6, 2015, at which time Mr. Shasta was appointed Chair of the Committee. Ms. Scott was appointed a member of the Committee on November 2, 2015. In accordance with the Audit Committee Charter and the listing standards of the NYSE, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Rinehart, Shasta and Vaughan and Ms. Scott as the “audit committee financial experts” (as defined under applicable Securities and Exchange Commission (“SEC”) rules) on the Audit Committee. This Committee assists the Board in monitoring the (i) integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) qualifications and independence of the Company’s independent auditor, (iii) performance of the Company’s internal audit function and independent auditor, (iv) Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v)  performance of the Company’s operational risk management function.

Process for Director searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Compensation Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Compensation Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Compensation Committee’s selection process.

The Compensation Committee uses both referrals and third-party search firms to assist in identifying and evaluating potential nominees for election as directors. Mr. Curry and Ms. Scott, who were elected to the Board in 2015, were recruited through referrals without the use of a third-party search firm. Potential candidates are first reviewed and evaluated by the Chair of the Compensation Committee. If the Chair of the Compensation Committee concludes that a candidate merits further consideration, then one or more other members of the Compensation Committee designated by the Chair will interview the candidate and decide whether the candidate should be interviewed by other board members. Potential nominees are then interviewed by all of the other members of the Compensation Committee, the Chairman of the Board and by the CEO prior to any recommendation to the Board that the potential nominee be nominated or elected as a director by the Board.

The MBIA Inc. Board Corporate Governance Practices provide that Director candidates may be identified by the Company’s Board of Directors or a corporate shareholder. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. No potential nominees were recommended by shareholders in 2015.

Consideration of Board diversity. The MBIA Inc. Board Corporate Governance Practices include guidelines for selecting Directors. Under the Board Corporate Governance Practices, in selecting nominees for the Board, the Board seeks a combination of active or former senior business executives of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of business achievement, government service or other leadership roles in the not-for-profit sector, including individuals with specific knowledge and experience relevant to the Company’s business. These guidelines for selecting candidates for nomination to the Board promote diversity among the Directors, and the Compensation Committee and the Board evaluate the composition of the Board in order to assess the effectiveness of the guidelines. The results of these evaluations inform the process for identifying candidates for nomination to the Board.

Board leadership structure

The offices of Chairman of the Board and CEO of the Company are separate. The Chairman is responsible for presiding over meetings of the Board and the Company’s shareholders and performing such other duties as directed by the Board. The CEO is responsible for formulating policy and strategic direction for the Company and executing the Company’s business plan and strategy under plans approved by the Board, providing management of the Company’s day-to-day operations, hiring, directing and retaining senior management, serving as spokesperson for the Company and performing such other duties as directed by the Board or required by law.

The Chairman and CEO roles were separated in 2009 as a means of enhancing the Company’s corporate governance at the recommendation of Mr. Brown. Given that the roles of CEO and Chairman are well defined, the Board does not believe there is a risk of confusion or duplication between the two positions.

Board and Board committee roles in risk oversight

The Board and its committees oversee various risks faced by the Company and its subsidiaries. The Board regularly evaluates and discusses risks associated with strategic initiatives, and the CEO’s risk management performance is one of the criteria used by the Board in evaluating the CEO. On an annual basis, the Board also evaluates and approves the Company’s Risk Management and Tolerance Policy. The purpose of the Risk Management and Tolerance Policy is to set the policy that defines the risks the Company is willing to accept in pursuit of its goal of optimizing long term risk adjusted value for shareholders. The Board’s Audit Committee and its Finance and Risk Committee also play an important role in overseeing different types of risks.

The Audit Committee oversees risks associated with financial and other reporting, auditing, legal and regulatory compliance, and risks that may otherwise result from the Company’s operations, including risks associated with cyber intrusions. The Audit Committee oversees these risks by monitoring (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v) the performance of the Company’s operational risk management function.

The Finance and Risk Committee oversees the Company’s credit risk governance framework, market risk, liquidity risk and other material financial risks. The Finance and Risk Committee oversees these risks by monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity, (iii) exposure to changes in the market value of assets and liabilities, (iv) credit exposures in the insured portfolios, and (v) financial risk management policies and procedures, including regulatory requirements and limits. The Finance and Risk Committee’s responsibilities help manage risks associated with the Company’s investment and insured portfolios, liquidity and lines of business.

At each regular meeting of the Board, the Chairs of each of these committees report to the full Board regarding the meetings and activities of the committee.

Shareholder communications

Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by submitting a communication in a confidential envelope addressed to the Chairman or the non-management Directors, in care of the Company’s Corporate Secretary, 1 Manhattanville Road, Suite 301, Purchase, New York 10577.

Company Standard of Conduct

The Company has adopted a Standard of Conduct that applies to all Directors and employees, including the Chief Executive Officer, Chief Financial Officer and Controller, and certain third parties. The Standard of Conduct, which also constitutes a code of ethics as that term is defined in Item 406(b) of Regulation S-K, can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” link, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. The Company intends to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or waiver from, an element of its code of ethics enumerated in Item 406(b) of Regulation S-K by posting such information on the Company’s website, www.mbia.com, under the “Ethics and Governance” link.

Independent Directors’ compensation

Directors’ retainer and meeting fees. In 2015, the Company paid Directors who are not Executive Officers an annual retainer fee of $75,000 plus an additional $2,000 for attendance at each Board meeting and each meeting of each committee on which they served (and $1,000 for each special telephonic meeting). The Company also paid each Committee Chair an annual Committee Chair retainer of $25,000. The Chairman is paid an additional retainer of $125,000. New Directors are paid a fee of $2,000 for each day of orientation.

An eligible Director may elect annually to receive retainer and meeting fees either in cash or in shares of common stock on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments. Such deferral elections are made under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan (the “Plan”).

Amounts allocated to the Investment Account are credited to a hypothetical money market account. Amounts allocated to the Share Account are converted into share units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the Plan. Dividends are paid as stock units each quarter if applicable. Distributions of amounts allocated to the Share Account are made in shares of common stock.

Directors’ restricted stock grants. In addition to the annual cash fees payable to Directors for 2015, the Company also granted Directors an award of restricted stock in 2015 with a value of $100,000 at the time of grant. New Directors elected to the Board also receive a one-time grant of restricted stock with a value of $100,000 at the time of grant. The Directors’ restricted stock grants are awarded under the MBIA Inc. 2005 Omnibus Incentive Plan (“Omnibus Plan”), which is a shareholder approved compensation plan.

The restricted stock granted to Directors is subject to forfeiture restrictions and restrictions on transferability. The period of restriction generally continues until the 10th anniversary of the date of the restricted stock grant. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable prior to the 10th anniversary of the date of the restricted stock grant upon the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Omnibus Plan, (iii) the Company’s failure to nominate a participating Director for re-election, or (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting. Unless otherwise approved by the Compensation Committee, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the 10th anniversary of the date of the restricted stock grant, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends, if applicable, with respect to, and may vote, the restricted shares.

Directors’ total compensation components. Directors’ compensation for 2015 consisted of the following components. There was no change from 2014.

Directors’ total compensation components	2015
Board Annual Retainer	$75,000
Committee Chair Retainer	$25,000
Chairman Retainer	$125,000
Board & Committee Meeting Fee (per meeting)	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000
New Director Orientation Fee (per day)	$2,000
Annual Restricted Stock Grant	$100,000
New Director Restricted Stock Grant	$100,000

Directors’ total compensation for 2016. No change to Director compensation is expected for 2016.

Directors’ total compensation paid in 2015. The amounts shown below represent compensation paid and stock awarded in 2015 for each of the Directors. The Company does not provide perquisites to its Directors.

Name (a)	Retainer ($) (b)	Meeting Fees ($) (c)	Stock Awards ($) (d) (1)	All Other Compensation ($) (e)	Total Compensation ($) (f)
Maryann Bruce	75,000	36,000	100,000	-	211,000
Sean D. Carney (2)	75,000	24,000	100,000	-	199,000
David A. Coulter	100,000	21,000	100,000	-	221,000
Keith D. Curry (3)	37,500	5,000	100,000	-	142,500
Steven J. Gilbert	75,000	33,000	100,000	-	208,000
Daniel P. Kearney (4)	112,500	19,000	-	-	131,500
Charles R. Rinehart	162,500	35,000	100,000	-	297,500
Lois A. Scott (5)	-	-	100,000	-	100,000
Theodore Shasta	87,500	35,000	100,000	-	222,500
Richard C. Vaughan	100,000	37,000	100,000	-	237,000

1	The amounts shown represent the grant date market value (dollar amount) of restricted stock awards. Except for the new Directors, the awards were granted on May 14, 2015. For Mr. Curry and Ms. Scott, the stock awards were granted on the date they were elected.

2	Mr. Carney’s directorship ended on November 2, 2015.

3	Mr. Curry was elected as a new Director on July 28, 2015.

4	Mr. Kearney’s directorship ended on May 6, 2015.

5	Ms. Scott was elected as a new Director on November 2, 2015.

Directors’ deferred compensation and equity holdings as of December 31, 2015. There were no deferred compensation balances under the Investment or Share Accounts. The following table represents Directors’ restricted stock holdings as of December 31, 2015. Amounts shown for stock holdings are based on $6.48 per share, the closing fair market value of the shares on December 31, 2015.

Name	Restricted Stock Holdings ($)	Restricted Stock Holdings (#)
Maryann Bruce	229,437	35,407
David A. Coulter	508,563	78,482
Keith D. Curry	104,691	16,156
Steven J. Gilbert	362,783	55,985
Charles R. Rinehart	560,546	86,504
Lois A. Scott	83,722	12,920
Theodore Shasta	490,724	75,729
Richard C. Vaughan	483,311	74,585

Executive Officer Directors. Mr. Brown served as a Director and received no compensation for his services as a Director during 2015.

Directors’ stock ownership guidelines. The Company has Director stock ownership guidelines to align Directors’ interests with those of our shareholders. Under these guidelines, within four years of first being elected, a Director is expected to own Company stock worth approximately five times their annual retainer. This includes shares of Common Stock held directly, Common Stock equivalent deferral units held under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan and restricted stock awarded to directors.

Audit Committee report

The Audit Committee is composed of five Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgments as members of the Audit Committee.

This report of the Audit Committee covers the following topics:

1.	Respective roles of the Audit Committee, Company management and the Independent Registered Public Accounting Firm (“Independent Auditors”)

2.	2015 Activities

3.	Limitations of the Audit Committee

1. Respective roles of the Audit Committee, Company management and the Independent Auditors

We are appointed by the Board of Directors of the Company to monitor (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (v) the performance of the Company’s operational risk management function. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and the effectiveness of internal control over financial reporting.

2. 2015 Activities

In performing our oversight role for 2015, we have:

•	considered and discussed the audited financial statements for 2015 with management and the independent auditors;

•

discussed and reviewed all communication with the auditors, as required by PCAOB Auditing Standard No. 16, “Communications with Audit Committees” and SEC Rule 2-07, “Communication with Audit Committees.” We have received a letter from the independent auditors as required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s independent auditors and concluded that such services were not incompatible with maintaining their independence;

•	reviewed and discussed with management and PwC the Company’s critical accounting policies, estimates and judgments;

•

reviewed the various matters and questions recommended by the PCAOB in its May 2015 publication, “Audit Committee Dialogue”, to ensure that we addressed with PwC those matters and questions relevant to the Company; and

•	performed other functions as set forth in the Audit Committee Charter (a copy of which can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance”link).

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

3. Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 22, 2016

The Audit Committee

Mr. Theodore Shasta (Chair)

Ms. Maryann Bruce

Mr. Charles R. Rinehart

Ms. Lois A. Scott

Mr. Richard C. Vaughan

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation discussion and analysis

Background and executive summary

This Compensation discussion and analysis (“CD&A”) discusses the 2015 compensation for the Company’s named Executive Officers (the “NEOs”): Joseph W. Brown, C. Edward Chaplin, William C. Fallon, Anthony McKiernan and Ram D. Wertheim. Mr. Brown is our Chief Executive Officer (“CEO”). Mr. Chaplin was the Co-President, Chief Financial Officer and Chief Administrative Officer of the Company through March 11, 2016. Mr. Fallon serves as President and Chief Operating Officer of the Company. Mr. McKiernan served as Executive Vice President and Chief Portfolio Officer of the Company through March 11, 2016. Effective on March 12, 2016 Mr. McKiernan was appointed an Executive Vice President and Chief Financial Officer of the Company. Mr. Wertheim is Executive Vice President, Chief Legal Officer and Secretary of the Company.

The goal of our compensation program is to attract, retain and motivate a highly skilled team of senior executives of the Company whose performance will build long-term shareholder value, align our senior executives’ interests with those of shareholders and avoid incentives to take unreasonable risks. In formulating the Company’s compensation program and compensation levels, the Compensation Committee assesses a variety of factors including the Company’s business and operating environment, performance against the objectives approved for the NEOs, the compensation paid to similarly situated executives at peer group companies, the Company’s performance, individual performance and feedback from the Company’s shareholders.

Over the past two years, the Compensation Committee has undertaken significant changes in the compensation program in order to align with the Company’s evolving strategy and respond to feedback from shareholders. Those actions included:

•	Revised the compensation peer group used to assess NEO compensation to reflect the Company’s smaller size and reduced complexity

•	Substantially reduced the NEOs’ target and maximum annual incentive compensation opportunities starting with the 2014 performance year (i.e., target opportunities were reduced 40 percent)

•	Other than for our CEO, who is not eligible for a long-term incentive award until 2019, established annual long-term incentive targets at reduced levels for the other NEOs

•	Updated our NEO equity award agreements to include a “double trigger” for acceleration upon a change in control

•

Adopted separate performance objectives for the NEOs for 2015, which are described under “2015 NEO performance assessment” below (the “2015 NEO Performance Objectives”), that focused on Company performance and placed significant weight on longer-term strategies for the creation of shareholder value

Overview of 2015 Performance Assessment

In early 2016, we assessed the NEOs’ overall performance score for 2015 against the 2015 NEO Performance Objectives and determined that incentive bonus payouts for the NEOs would be at 80% of target bonuses.

Based on the NEO performance score for 2015 of 80% and the substantially lower target bonuses for the NEOs for 2015, the aggregate bonuses paid to the NEOs for 2015 was $3.20 million, a 15% reduction from the $3.77 million in aggregate annual incentive bonuses paid to the NEOs for 2014 and a 75% reduction from the $12.98 million in aggregate annual incentive bonuses paid to the NEOs for 2013.

1. The role of the Compensation Committee, the CEO and the compensation consultant in setting 2015 compensation and other matters

The Compensation Committee is responsible for overseeing the Company’s compensation programs and for all significant decisions regarding our NEOs’ compensation. It reviews the NEOs’ compensation recommended by the CEO, establishes the CEO’s compensation and makes recommendations with respect to each to the Board for approval. Historically, the Compensation Committee has compared target and actual executive compensation with data from a group of peer companies.

The Compensation Committee has retained Willis Towers Watson & Co. (“Towers Watson”) primarily to assist in analyzing the competitiveness of the compensation provided to its NEOs and non-employee director compensation data, as well as to provide expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee considered the six “independence” factors for compensation consultants listed in the NYSE listing requirements and determined that Towers Watson did not have a conflict of interest.

In 2014, the Compensation Committee evaluated and selected an appropriate group of companies to use for evaluating senior management compensation. As part of the Compensation Committee’s evaluation, Towers Watson collected relevant compensation information from a group of 17 companies approved by the Compensation Committee representing insurance, reinsurance, financial guarantee and other businesses that were deemed to have relevant business and senior management compensation programs. Companies were selected based on their size relative to the Company and other relevant factors. The Company has few organizations that are directly comparable and requires a blend of quantitative analysis and business judgment in selecting appropriate companies in order to compare senior management compensation. The following companies were selected by the Compensation Committee: Allied World Assurance Company Holdings, AG, Ambac Financial Group, Inc., AmTrust Financial Services, Inc., Arch Capital Group Ltd., Argo Group International Holdings Ltd., Aspen Insurance Holdings Limited, Assured Guaranty Ltd., AXIS Capital Holdings Limited, Cincinnati Financial Corporation, Everest Re Group, Ltd., MGIC Investment Corporation, Old Republic International Corporation, PartnerRe Ltd., Radian Group Inc., Selective Insurance Group, Inc., The Hanover Insurance Group, Inc. and White Mountains Insurance Group, Ltd.

As part of the Compensation Committee’s and the Company’s ongoing program of communications with the Company’s shareholders, Mr. Coulter and Mr. Fallon discuss our compensation plans and awards annually with several large shareholders to solicit their views on our compensation plans. In general, the shareholders were supportive of the Company’s overall compensation program.

The Compensation Committee also reviewed and discussed the votes on the Say on Pay proposal from the 2015 Annual Meeting of Shareholders with respect to the NEOs’ compensation for 2014 (the “2014 Say on Pay Proposal”). At such meeting, 76% of the shares were voted in favor of the 2014 Say on Pay Proposal and 23% were voted against, with 1% abstaining. The 2014 Say on Pay Proposal included the one-time special Long-term compensation package for Mr. Brown (the “Special Long-Term Award”), which was awarded in 2014 and consisted of a one-time cash award in the amount of $5 million and a restricted stock award in the aggregate amount of 3 million shares. The Special Long-Term Award was included in the Executive Compensation Tables in the 2015 Proxy Statement. The Compensation Committee and the Board recognize that the percentage voted in favor of the 2014 Say on Pay Proposal was lower than desired but believe that such percentage reflected the Special Long-Term Award and the recommendations made by Glass Lewis & Co., LLC. (“Glass Lewis”) to vote against the proposal. The Compensation Committee believes, however, that the substantial reduction in NEO target compensation implemented at the beginning of 2014 reflects the Company’s strategy and goals and enjoy shareholder support.

The Compensation Committee met five times during 2015 and two times in February 2016, both with management and in executive sessions.

2. 2015 NEO performance assessment

For 2015, Mr. Brown recommended, and the Compensation Committee and Board approved, four broad performance objectives for the NEOs (the “2015 NEO Performance Objectives”), which are described below. The 2015 NEO Performance Objectives are intended to track longer range strategic goals that require broader and more qualitative assessments by the Compensation Committee and the Board to measure the NEOs’ performance against those longer term objectives. Given the nature of these strategic objectives, the Compensation Committee and the Board do not use a formula for determining incentive bonuses for the NEOs.

The assessment of performance against each of the 2015 NEO Performance Objectives was based on a qualitative assessment of performance against several underlying relevant performance goals. The highest possible performance score is 150%.

The following is the Compensation Committee’s assessment of the NEOs’ overall performance against the 2015 NEO Performance Metrics:

Development of Organic Growth Strategies

Performance against this objective was based on the following underlying goals: development of new business at the Company’s subsidiary, National Public Finance Guarantee Corporation (“National”), whether National achieves an upgrade of its ratings by Standard & Poor’s Corporation (“S&P”), whether the Company launched a new business and whether the Company identified and pursued other organic growth opportunities.

The Compensation Committee assessed a score of 80% for achievement against this objective based on the following considerations: National continued to make progress on new business development including a significant increase in the number of negotiated transactions National was invited to review in the primary market; National commenced insuring transactions in the secondary market; National continued to make progress towards an upgrade by S&P of its rating given its increasing strong capital position and the overall quality of its insured portfolio and the growth in the level of new business written; the Company has had limited success in identifying and pursuing other opportunities to enter into new businesses.

Insured Portfolio Management and Loss Mitigation

Performance against this objective was based on the following underlying goals: progress on the remediation of National’s exposure to Puerto Rico Electric Power Authority (“PREPA”) and other Puerto Rico credits, progress on the remediation of MBIA Insurance Corporation’s (“MBIA Corp.”) exposure to the Zohar collateralized loan obligation transactions, progress by MBIA Corp. in its litigation against Credit Suisse and JPMorgan, and overall progress by National and MBIA Corp. in the remediation of other credits and overall loss development at National and MBIA Corp.

The Compensation Committee assessed a score of 100% for achievement against this objective based on the following considerations: National’s aggregate exposure to Puerto Rico credits during the year was reduced by over $675 million and its exposure to the Government Development Bank of Puerto Rico was eliminated; National entered into a restructuring agreement with PREPA which, if implemented, is expected to result in National not incurring any losses related to PREPA; National reduced its exposure to ultimate losses on certain Puerto Rico credits through the opportunistic purchase of National insured Puerto Rico bonds at a significant discount; the Company made progress in the remediation of other troubled credits and the overall level of loss development for the year was modest; there was no meaningful progress on the remediation of MBIA Corp.’s exposure to the Zohar CLOs; there were no significant substantive developments in the Company’s litigation against Credit Suisse and JP Morgan.

Capital and Liquidity Management

Performance against this objective was based on the following underlying goals: optimization of the use of holding company cash for stock and debt buybacks, the payment by National of an extraordinary dividend, increasing the amount of National’s as of right dividend capacity through improved investment performance and the optimization of earnings at all entities through effective expense management.

The Compensation Committee assessed a score of 150% for achievement against this objective based on the following considerations: the Company substantially reduced its outstanding shares through share buy backs, which added $4.00 to book value and approximately $5.00 to adjusted book value, while maintaining a constant debt to capital ratio and staying on track to achieve a mid-investment grade credit rating leverage by the end of 2018; the Company maintained an average yield on its investment portfolio in spite of low interest rates; and the Company exceeded its expense reduction goals.

Pursuit of Strategic Alternatives

Performance against this objective was based on the following underlying goals: the development of a long term structural solution for MBIA Corp, the pursuit of certain strategic transactions and the evaluation of inorganic growth opportunities through potential acquisitions, mergers and/or divestitures to drive shareholder value.

The Compensation Committee assessed a score of 50% for achievement against this objective based on the following considerations: the Company did not make significant progress against this objective, recognizing that there are certain constraints currently on the Company’s ability to meet this objective including MBIA Corp.’s remaining exposure to the Zohar CLOs and the Company’s low stock price and limited available cash resources, which were otherwise effectively used for share buybacks.

Overall NEO Performance Score

Based on the performance scores assigned each of the 2015 NEO Performance Objectives as described above and taking into account Mr. Brown’s input, the Compensation Committee and Board approved an overall score of 80% for determining 2015 incentive bonuses for the NEOs.

Separately, The Compensation Committee and Board approved a performance score of 110% for determining 2015 incentive bonuses, which were based on a different set of performance objectives, for the other bonus eligible employees of the Company.

The Company’s annual performance scores vary significantly from year to year. The approved annual Company performance scores for determining incentive bonuses for the NEOs were 90% for 2010, 115% for 2011, 75% for 2012, 135% for 2013 and 95% for 2014, reflecting the variability of the Company’s incentive bonus compensation program.

3. Compensation of Mr. Brown for 2015

Mr. Brown does not have an employment or severance agreement and is not entitled to any payments in connection with any change in control of the Company. For 2015, Mr. Brown received an annual salary of $1,000,000. He was also eligible for a maximum incentive cash bonus (“Bonus”) of $3,000,000 or 300% of his base salary. At the beginning of 2015, the Compensation Committee determined that Mr. Brown’s 2015 performance objectives would be based on achievement against the 2015 NEO Performance Objectives. Based on the performance score of 80% against the 2015 NEO Performance Objectives for 2015, the Compensation Committee recommended and the Board approved the payment to Mr. Brown of a Bonus of $1,200,000 (40% of maximum). In light of the Special Long-Term Award made to Mr. Brown in 2014, Mr. Brown was not entitled to any LTI award for 2015.

For 2016, Mr. Brown’s salary will remain at $1,000,000 and his target Bonus will be $1,500,000 with a maximum bonus of $3,000,000.

4. Compensation of Messrs. Chaplin, Fallon, McKiernan and Wertheim for 2015

None of Messrs. Chaplin, Fallon, McKiernan and Wertheim has an employment agreement. For 2015, Messrs. Chaplin and Fallon each received an annual salary of $750,000. In addition, each of them was also eligible for a maximum incentive bonus of $1,687,500 or 225% of his base salary based on overall performance against the 2015 NEO Performance Objectives, as determined by the Compensation Committee, and his individual performance. Messrs. McKiernan and Wertheim each received an annual salary of $500,000 for 2015. In addition, each of them was also eligible for a maximum incentive bonus of $1,125,000 or 225% of his base salary based on performance against the 2015 NEO Performance Objectives, as determined by the Compensation Committee, and his individual performance. As described above under “2015 NEO performance assessment,” the Compensation Committee and the Board approved a bonus pool for the NEOs at 80% of the target bonus pool.

Messrs. Chaplin’s, Fallon’s, McKiernan’s and Wertheim’s 2015 incentive bonus was also based on an assessment of their performance against their individual and group’s goals for 2015 that reflect their unique roles. For 2015, Mr. Brown provided the Compensation Committee with his assessment of the individual performance and contribution of each of Messrs. Chaplin, Fallon, McKiernan and Wertheim. In his assessment, Mr. Brown noted that each of Messrs. Chaplin, Fallon, McKiernan and Wertheim contributed in a uniform manner against the 2015 NEO Performance Objectives, and each performed consistent with their individual and group’s objectives for 2015. Based on this assessment and the NEO Performance Score of 80%, Mr. Brown recommended, and the Compensation Committee approved, that each of Messrs. Chaplin, Fallon, McKiernan and Wertheim be paid a bonus at 36% of their respective maximum bonus. Messrs. Chaplin and Fallon each received a bonus of $600,000, and Messrs. McKiernan and Wertheim each received a bonus of $400,000 for 2015.

In addition to the bonuses described above, each of Messrs. Chaplin, Fallon, McKiernan and Wertheim received an LTI award in the form of time based restricted stock with Messrs. Chaplin and Fallon receiving a restricted stock award with a value of $750,000 on the date of grant, Mr. McKiernan receiving a restricted stock award with a value of $600,000 on the date of grant and Mr. Wertheim receiving a restricted stock award with a value of $500,000 on the date of grant. The restricted stock will vest over a five year period with one-third of the award vesting on each of the third, fourth and fifth anniversaries of the grant date.

For 2016, Mr. Fallon’s annual salary will be $825,000 and his target bonus will be $825,000 with a maximum bonus of $1,856,250. He will also be eligible to receive an LTI award for 2016 with a value of $825,000. For 2016, each of Messrs. McKiernan’s and Wertheim’s annual salary will remain at $500,000 and their target Bonus will be $500,000 with a maximum bonus of $1,125,000. Each will be eligible to receive an LTI award for 2016 with a value of $500,000.

As described in the Form 8-K filed by the Company on January 22, 2016, Mr. Chaplin announced that he will be retiring from the Company effective January 1, 2017. In connection with his retirement, the Company entered into a Separation Agreement with Mr. Chaplin (the “Separation Agreement”). Under the Separation Agreement, Mr. Chaplin stepped down from his position as Co-President, Chief Financial Officer and Chief Administrative Officer of the Company effective March 11, 2016. Mr. Chaplin will remain an employee of the Company with the title of Executive Vice President until January 1, 2017. Mr. McKiernan replaced Mr. Chaplin as Chief Financial Officer effective March 12, 2016.

Under the Separation Agreement, for the 2016 performance year, Mr. Chaplin will be entitled to receive, at such time as such payments are made to other employees of the Company, a cash performance bonus of $750,000, which is his target bonus amount for the year, and in lieu of the LTI restricted stock award for the year, a cash payment of $750,000, which is the target LTI amount.

5. Average realized, reported and realizable total NEO compensation for the period 2011 through 2015

The SEC rules for disclosing executive compensation have been positive and have brought consistent and transparent disclosures that enable investors to understand how boards decide on appropriate compensation levels for their senior executives. Occasionally situations arise that require additional views of compensation that can assist investors in their understanding of those decisions and the compensation paid to executives.

In addition to the required SEC disclosures, we believe it is useful to look at the compensation individual executives have actually realized in comparison to the reported compensation from the summary compensation table. The table below illustrates the difference between the average compensation realized by each NEO as reported on the executive’s W-2 for years 2011 through 2015 and the average compensation shown in the summary compensation table for the same time period. We believe it is also useful to include the market value of granted equity awards. Therefore, we have included one-fifth of the market value of outstanding equity grants to each executive’s average realized compensation to see a complete view of realized and outstanding compensation.

Executive	Average Realized Compensation (1)	Average Reported Compensation (2)	Outstanding Equity (3)	Average Realized Plus Outstanding Equity
Joseph W. Brown	4,093,144	10,585,124	972,000	5,065,144
C. Edward Chaplin	3,775,710	3,909,132	254,000	4,029,710
William C. Fallon	3,946,917	4,007,489	254,000	4,200,917
Anthony McKiernan	2,150,151	2,986,422	237,603	2,387,754
Ram D. Wertheim	2,140,218	2,641,859	180,200	2,320,418

(1)	Dollar amounts shown represent a five-year average of realized compensation for years 2011 through 2015. Realized is compensation actually received by the NEOs during the year as reported on the Company’s W-2 forms. Realized compensation may include salary, cash bonus, payouts of previously granted cash LTI, net spread on stock option exercises, market value at vesting of previously granted restricted stock, and any other Company compensation amounts realized during the year. It excludes the value of new/unvested equity awards and other amounts that may not actually be received until a future date.
(2)	Dollar amounts shown represent a five-year average of reported compensation for years 2011 through 2015. Reported is total compensation as stated in the “MBIA Inc. Summary compensation table”.
(3)	Dollar amounts represent one-fifth of the outstanding equity value assuming a share price of $6.48, which was the closing share price on December 31, 2015. Outstanding equity includes in-the-money value of stock options and the market value of restricted stock.

The Company believes its compensation plans have both worked as intended and are consistent with the Company’s objective to design programs that attract, retain and motivate a highly skilled team of senior executives of the Company whose performance will build long-term shareholder value, align our senior executives’ interests with those of our shareholders and avoid incentives to take unreasonable risks.

6. 2016 NEO performance objectives

For 2016, Mr. Brown recommended and the Board of Directors approved the following separate performance broad objectives for the NEOs (the “2016 NEO Performance Objectives”):

•	Management of insured portfolio and loss mitigation

•	Capital and liquidity management

•	Development of organic growth strategies

•	Pursuit of strategic alternatives

The 2016 NEO Performance Objectives are consistent with the 2015 NEO Performance Objectives since both are intended to incentivize and measure the NEOs’ progress on achieving longer-term strategic goals to increase shareholder value rather than on the achievement of short term goals. Performance against the 2016 NEO Performance Objectives will include an assessment of progress on the remediation of Puerto Rico and Zohar credits, progress and recoveries on pending litigation, progress on capital and liquidity management including approval of any extraordinary dividends by National, share repurchases, and continued management of leverage towards an investment grade credit rating leverage, progress on new business development by National, growth in insured penetration by the industry and evaluation of strategic transactions to increase shareholder value. The NEOs’ 2016 aggregate incentive compensation will be based primarily on a qualitative and subjective assessment by the Compensation Committee of the achievement of the 2016 NEO Performance Objectives.

7. Clawback policy

In February 2013, the Company adopted a Clawback Policy in order to further continue and promote ethical behavior and accountability with respect to the accuracy of financial reporting. Under the Clawback Policy, the Compensation Committee has the discretion to claw back certain incentive compensation from Covered Executives (as defined below) in the event of a restatement of the Company’s GAAP financial statements (a “Restatement”). The Clawback Policy applies to any NEO and all other executives with the title of Managing Director or above (“Covered Executives”) who had the title of Managing Director and above at the time of any Restatement or at any time during the three-year period preceding the Restatement, whether or not employed at the time of the Restatement.

Under the Clawback Policy, the Compensation Committee, in its sole discretion, can require that any Covered Executive repay or forfeit in part or in full any bonus paid and other long-term incentives granted to such Covered Executive, whether in the form of cash or in the form of an equity award, on or after January 1, 2010 if (i) the Company issues a material Restatement and (ii) the Compensation Committee determines that the amount of compensation paid to any such Covered Executive would have been lower under the restated financial statements. The amount of incentive compensation to be repaid or forfeited by any Covered Executive will be determined by the Compensation Committee, in its sole discretion, to reflect the difference between the amount of cash or equity grants (whether then held or not by the Covered Executive) that was paid or granted to the Covered Executive and the amount of cash or equity grants that would have been paid or granted to such executive under the restated financial statements. The Compensation Committee can consider all factors it deems relevant in determining any compensation amounts to be repaid or forfeited.

The Company will review and, if necessary, revise the existing policy to comply with any final regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 relating to clawbacks of executive compensation. In addition, the Company will review the policy from time to time with the Compensation Committee and recommend changes to reflect best practices or other factors that the Company or the Compensation Committee deems appropriate.

The policy covers all compensation paid or awarded after January 1, 2010.

8. Stock ownership guidelines; stock holding periods; no hedging policy

Stock ownership guidelines. The Company has stock ownership guidelines to align senior management’s interests with those of our shareholders. Under these guidelines, our Chief Executive Officer is expected to own Company stock with a value equal to seven times his annual salary, and each of the other NEOs are expected to own Company stock worth approximately three or four times their respective annual salaries, depending on their job and title. This includes stock owned directly and stock held in retirement plans, and does not include the value of unvested restricted stock or unvested stock options but will include the after-tax value of vested stock options based on the market price of the Company’s stock.

Stock holding periods. Once the ownership guidelines are met, the guidelines permit the NEOs to divest 25% of any excess above guidelines during any 12-month period while they are still employed by the Company. Upon termination from the Company, the guidelines permit the NEOs to sell one-third of their holdings immediately, one-third a year after termination and the final third two years after termination. Mr. Brown is not subject to any restrictions on the sale of stock.

No hedging policy. The Company’s Insider Trading Policy prohibits Directors, officers and employees from engaging in short sales or transactions involving puts, calls and other types of options in the Company’s securities, including equity swaps and similar derivative transactions.

9. Pension plans, benefit plans and executive perquisites

The Company’s executives enjoy the same benefits as our general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage; supplemental disability insurance to bring the income replacement benefit to a level equivalent to 70% of base salary; and contributions to defined contribution retirement programs based on a stated percentage of the employee’s compensation.

Our retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. We do not maintain any defined benefit retirement plans. The qualified retirement plans include (subject to IRS limitations) (i) a money-purchase pension plan whereby the Company contributes each year an amount equal to 10% of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to 25% of earned salary and annual bonus on a pre-tax and /or Roth after-tax basis, with the Company matching participants’ contributions up to 5% of earned salary and annual bonus. All employees, including executives, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides participants with benefits that are in excess of those amounts that can be provided within the qualified plans or that otherwise do not meet IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution. The Company gives executives the benefit of this non-qualified plan because we believe that all eligible employees should receive proportionate contributions to their pension and retirement plans. Beginning with the 2009 plan year, non-qualified plan participants have only been able to receive Company contributions based on aggregate salary and bonus compensation of up to $1.5 million. Prior to 2009, there was no cap on eligible compensation. In 2012, the cap on the Company match contributions was removed but the Company pension contribution remains subject to the compensation cap of $1.5 million. Except for the annual premium for the $25 million term life insurance policy that the Company purchased for Mr. Brown in 2013, the Company did not provide any perquisites to its executives in 2015. The Company also does not provide any perquisites in connection with any severance or retirement agreements.

10. Tax and accounting aspects of executive compensation

When we designed our executive compensation plans and programs, we considered the tax and accounting implications of these awards. The accounting costs associated with stock options was one of several factors that led us to reevaluate the nature of our LTI awards. Our plans have generally been designed so that amounts paid under the plans are deductible for Federal income tax purposes despite the limits imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including by qualifying the compensation payable under such plans as “performance-based compensation” within the meaning of Section 162(m) of the Code or by paying compensation that does not materially exceed the $1 million annual cap imposed by Section 162(m) of the Code. Although we believe that tax deductibility is an important factor in making compensation decisions, we reserve the right to pay amounts that are not deductible in specific circumstances. Where relevant, we have also designed our plans and programs to comply with, or to be exempt from the application of, Section 409A of the Code.

11. Change in control, termination and retirement arrangements

In November 2006, the Compensation Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. Messrs. Fallon and Wertheim, are covered under the KEEP Plan. Its purpose is to assure the Company of the services of key executives during a change in ownership or control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The terms and conditions of the KEEP Plan compare in many respects to the individual agreements it replaced, but the terms that were applicable under those agreements were modified to reflect current market practices as recommended by Frederick W. Cook & Co., Inc., the Compensation Committee’s compensation consultant at the time. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change in control.

Messrs. Brown and McKiernan are not eligible for the KEEP Plan, and Mr. Chaplin agreed to forgo coverage under the KEEP Plan under the Separation Agreement he signed with the Company in connection with retirement from the Company. The Company does not intend to cover any other executives under the KEEP Plan in the future.

In addition to the KEEP Plan, the Company’s compensation and benefit plans provide certain compensation payments and benefits due to retirement and under various other termination events, which are described under “Executive compensation tables – Potential payments upon termination or change in control as of December 31, 2015.”

Compensation and Governance Committee report

The Compensation and Governance Committee has reviewed the Compensation discussion and analysis (“CD&A”) set forth above and has discussed the disclosures contained therein with key members of the Company’s management team including the Chief Executive Officer and the Chief Operating Officer. Based on our knowledge of the Company’s compensation program, we believe that the CD&A fairly and accurately discloses the practices, policies and objectives of the Company with respect to executive compensation for the year 2015. Based upon this review and discussion, we have recommended to the Company’s Board of Directors that the CD&A as presented to us be included in this proxy statement and in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Date: February 23, 2016

The Compensation and Governance Committee

Mr. David A. Coulter, Chair

Ms. Maryann Bruce

Mr. Keith D. Curry

Mr. Steven J. Gilbert

Mr. Charles R. Rinehart

Executive compensation tables

MBIA Inc.

Summary compensation table for 2015

Name & principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock awards ($) (e)	Option awards ($) (f)	Non equity incentive plan compen- sation ($) (g) (1)	Change in pension value and non-qualified deferred compen- sation earnings ($) (h) (2)	All other compen- sation ($) (i) (3)	Total compen- sation ($) (j)
Joseph W. Brown	2015	1,000,000	-	-	-	1,200,000	-	492,578	2,692,578
Chief Executive Officer	2014	1,000,000	5,000,000	35,584,500	-	1,395,000	-	622,834	43,602,334
	2013	1,000,000	-	-	-	4,000,000	-	255,707	5,255,707

C. Edward Chaplin	2015	750,000	-	-	-	600,000	-	223,125	1,573,125
Chief Financial Officer and Chief Administrative Officer	2014	750,000	1,000,000	-	-	712,500	-	309,000	2,771,500
	2013	750,000	-	-	-	2,430,000	-	187,500	3,367,500

William C. Fallon	2015	750,000	-	-	-	600,000	-	223,125	1,573,125
Chief Operating Officer	2014	750,000	1,000,000	-	-	712,500	-	339,375	2,801,875
	2013	750,000	-	-	-	3,037,500	-	187,500	3,975,000

Anthony McKiernan	2015	500,000	-	-	-	400,000	-	198,750	1,098,750
Chief Portfolio Officer	2014	500,000	472,358	-	-	475,000	-	244,500	1,691,858
	2013	500,000	-	-	-	1,890,000	-	175,000	2,565,000

Ram D. Wertheim	2015	500,000	-	-	-	400,000	-	198,750	1,098,750
Chief Legal Officer and Secretary	2014	500,000	675,000	-	-	475,000	-	231,000	1,881,000
	2013	500,000	-	-	-	1,620,000	-	175,000	2,295,000

1	The amounts shown represent cash performance bonuses paid for the 2015 performance year. See the CD&A for an explanation of the 2015 bonus awards.

2	MBIA does not maintain a qualified or non-qualified defined benefit retirement plan. The Company does maintain a non-qualified defined contribution retirement plan. MBIA contributes amounts to this plan that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns.

3	The amounts shown consist of Company contributions made in 2015 to the money-purchase pension and 401(k) plans, Company contributions made in 2015 to the non-qualified retirement plan and premium paid by the Company in 2015 for a term life insurance policy for Mr. Brown. Except for the life insurance premium paid for Mr. Brown, there were no other perquisites paid on behalf of the NEOs in 2015 that exceeded $10,000. See the “All other compensation” table below for contribution details.

All other compensation

(Column (i) in the Summary compensation table for 2015)

Name	Company qualified contributions in 2015 ($)	Company non- qualified contributions in 2015 ($)	CEO term life insurance premium paid in 2015	All other compensation in 2015 ($)
Joseph W. Brown	34,750	235,000	222,828	492,578
C. Edward Chaplin	35,000	188,125	-	223,125
William C. Fallon	37,750	185,375	-	223,125
Anthony McKiernan	27,000	171,750	-	198,750
Ram D. Wertheim	34,750	164,000	-	198,750

MBIA Inc.

Grants of plan-based awards in 2015

Name (a)	Grant date (b)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares/ units (#) (i)	All other option awards: number of securities underlying options (#) (j)	Exercise or base price of option awards ($/share) (k)	Grant date fair value of stock and option awards ($) (l)
		Thresh- old ($) (c)	Target ($) (d) (1)	Maximum ($) (e) (2)	Thresh- old (#) (f)	Target (#) (g)	Maximum (#) (h)
Joseph W. Brown	-	0	1,500,000	3,000,000	-	-	-	-	-	-	-
C. Edward Chaplin	-	0	750,000	1,687,500	-	-	-	-	-	-	-
William C. Fallon	-	0	750,000	1,687,500	-	-	-	-	-	-	-
Anthony McKiernan	-	0	500,000	1,125,000	-	-	-	-	-	-	-
Ram D. Wertheim	-	0	500,000	1,125,000	-	-	-	-	-	-	-

1	The amounts shown represent the 2015 cash performance bonus target opportunity for each of the NEOs, and do not reflect the actual payment of any bonus to the NEOs for 2015. The actual bonuses paid for 2015 are reflected in the “Summary compensation table for 2015” under column (g).

2	The amounts shown represent 2015 cash performance bonus maximum opportunity for each of the NEOs as determined by the achievement of Company objectives set forth at the beginning of the year and individual performance. For Mr. Brown the maximum bonus is $3.0 million. For the other NEOs the maximum reflects a bonus opportunity ranging from 0% up to 225% of target.

MBIA Inc.

Outstanding equity awards as of December 31, 2015

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Joseph W. Brown	-	-	-	-	-	750,000(2)	4,860,000	-	-
	-	-	-	-	-	-	-	1,500,000(3)	0
C. Edward Chaplin	37,500	-	-	57.51	June 26, 2016	-	-	-	-
	400,000	-	-	4.02	Feb. 12, 2016	-	-	-	-
	200,000	-	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	-	-	300,000(4)	0
William C. Fallon	400,000	-	-	4.02	Feb. 12, 2016	-	-	-	-
	200,000	-	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	-	-	300,000(4)	0
Anthony McKiernan	50,000	-	-	4.02	Feb 12, 2016	-	-	-	-
	150,000	-	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	33,500(5)	217,080	-	-
	-	-	-	-	-	97,752(6)	633,433	-	-
	-	-	-	-	-	-	-	200,000(4)	0
Ram D. Wertheim	250,000	-	-	4.02	Feb. 12, 2016	-	-	-	-
	200,000	-	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	-	-	200,000(4)	0

1	The amounts shown represent time-based restricted stock based on $6.48 per share, the closing market value of the shares on December 31, 2015.

2	The restricted stock shown is one-quarter of the restricted stock awarded to Mr. Brown on March 17, 2014 in an aggregate amount of 3.0 million shares. In connection with the restricted stock award, the first tranche of 750,000 shares vested on December 31, 2015. To the extent not previously forfeited, another 750,000 shares will vest on the earliest to occur of (i) December 31, 2016 (provided that Mr. Brown is employed by the Company on such date) and (ii) a “qualifying termination”. A “qualifying termination” means a termination of Mr. Brown’s employment (a) due to his death or disability, (b) by the Company without cause, (c) by Mr. Brown for good reason (constructive termination), (d) due to his voluntary termination after June 30, 2016 upon at least six months’ prior notice given after June 30, 2016, or (e) with the approval of the Board.

3	The restricted stock shown is one-half of the restricted stock awarded to Mr. Brown on March 17, 2014 in an aggregate amount of 3.0 million shares. To the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2017, and (y) a change in control of the Company in which the Company’s shares of common stock cease to be listed, or eligible for sale, on a national securities exchange or national market system (the “First Performance Vesting Date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the First Performance Vesting Date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date.

Similarly and to the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2018, and (y) a change in control of the Company in which the Company’s shares of common stock cease to be listed, or eligible for sale, on a national securities exchange or national market system (the “Second Performance Vesting Date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the Second Performance Vesting Date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date.

On either of the above described vesting dates, “market value appreciation” will be deemed satisfied to the extent that the average closing share price on the trading days occurring over the 60 days prior to the applicable vesting date is between $10.00 and $25.00 per share, with the percentage of shares that vest between the two values to be determined by linear interpolation. The “market value appreciation” will be deemed satisfied at 100% upon the first date on which the average closing price on all trading days occurring during the 60 days immediately prior to such date is $25.00. The market value for these shares shown under column (j) reflects performance based on the market appreciation terms and a closing share price of $6.48 as of December 31, 2015.

A “qualifying termination” means a termination of Mr. Brown’s employment (a) due to his death or disability, (b) by the Company without cause, (c) by Mr. Brown for good reason (constructive termination), (d) due to his voluntary termination after June 30, 2016 upon at least six months’ prior notice given after June 30, 2016, or (e) with the approval of the Board.

4	The restricted stock shown is one-half of the retention award granted on December 31, 2012 in an aggregate amount of 600,000 shares to Messrs. Chaplin and Fallon and 400,000 shares to Messrs. Wertheim and McKiernan. Although outstanding as of December 31, 2015, Mr. Chaplin has agreed to forfeit the shares from this restricted stock award under his Separation Agreement in connection with his retirement.

In connection with the restricted stock award, half of the grant vested on December 31, 2015. The restricted stock will vest up to an additional one-quarter of the aggregate award on a pro-rata basis on the earlier to occur of December 31, 2016 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “first vesting date”), if the applicable NEO remains employed through the first vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the first vesting date.

Similarly, up to the remaining one-quarter of the aggregate award will vest on a pro-rata basis on the earlier to occur of December 31, 2017 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “second vesting date”), if the applicable executive remains employed through the second vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the second vesting date.

On either of the above described vesting dates, “market value appreciation” will be deemed satisfied in full if the average closing price of our stock over 60 trading days prior to the applicable vesting date exceeds $25 per share. If such 60-day average closing price is between $10 and $25 per share, the percentage of shares that will become vested will be determined by linear interpolation. The “market value appreciation” will also be deemed satisfied in full if any time after the grant date and on or before the relevant vesting date the market value per share of our stock is at least $25 per share for a period of 20 consecutive trading days. The market value for these shares shown under column (j) reflects performance based on the market appreciation terms and a closing share price of $6.48 as of December 31, 2015. A “qualifying termination” means a termination of an executive’s employment (a) due to his death or disability, (b) by the Company without cause, (c) due to his retirement after December 31, 2015 on at least six months’ prior notice, or (d) with the approval of the Board.

5	The restricted stock shown vested on March 4, 2016.

6	The restricted stock shown will fully vest on March 2, 2017.

MBIA Inc.

Option exercises and stock vested in 2015

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d) (1)	Value realized on vesting ($) (e) (2)
Joseph W. Brown	0	0	750,000	4,860,000
C. Edward Chaplin	0	0	400,000	2,881,000
William C. Fallon	0	0	400,000	2,881,000
Anthony McKiernan	0	0	200,000	1,296,000
Ram D. Wertheim	0	0	200,000	1,296,000

1	This column represents the number of gross shares vested in 2015.

2	The value realized upon vesting is the market value of the stock on the vesting date, which is equal to the number of shares vested times the closing share price on the date of vesting.

MBIA Inc.

Non-qualified deferred compensation in 2015

Name (a)	Executive contributions in 2015 ($) (b) (1)	Company contributions in 2015 ($) (c) (1)	Earnings (Losses) in 2015 ($) (d) (2)	Withdrawals/ distributions in 2015 ($) (e) (3)	Balance as of 12/31/15 ($) (f)
Joseph W. Brown	101,750	235,000	(818,828)	489,230	2,504,088
C. Edward Chaplin	163,875	188,125	(62,893)	-	2,516,296
William C. Fallon	128,250	185,375	(114,843)	-	2,837,907
Anthony McKiernan	129,500	171,750	(18,110)	-	1,696,084
Ram D. Wertheim	30,750	164,000	(53,842)	-	982,786

1	MBIA maintains a non-qualified defined contribution retirement plan. Under this plan, MBIA contributes amounts that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. The amounts contributed include both Company and NEO contributions. The money-purchase pension contribution is subject to a compensation cap of $1.5 million. NEOs become fully vested in Company contributions on the fifth year of participation in the plan. The NEO contribution amounts are included in the salary and performance bonus as reported in the “Summary compensation table for 2015” under columns (c) and (g) respectively. The Company contribution amounts are included in all other compensation as reported in the “Summary compensation table for 2015” under column (i).
2	Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns. Plan participants may self-direct their investments among multiple investment options that generally mirror the 401(k) plan, including the MBIA Inc. Common Stock Fund. The earnings (losses) shown represent the change in market value in 2015, including any dividends and interest earned, which was reduced by any transaction fees incurred during the year.
3	Distributions may occur following termination of employment in accordance with the requirements of Section 409A of the Internal Revenue Code. Such distributions may be received as a lump sum payment or in annual installments up to 10 years. For Mr. Brown, in connection with his retirement in 2007, the amount shown represents an installment distribution on amounts deferred prior to his retirement.

Potential payments upon termination or change in control as of December 31, 2015

The Company’s compensation and benefit plans provide certain compensation payments and benefits under various termination events. The following summaries describe potential compensation and benefits payable to the NEOs upon termination of employment under the following events: (a) involuntary (not for cause) or constructive termination following a change in control, (b) retirement, (c) involuntary (not for cause) termination without a change in control, (d) voluntary termination, and (e) death or disability.

In general, employees participating in the compensation and benefit plans are treated similarly with respect to the various termination scenarios. Differences may apply where NEOs are covered under individual agreements (e.g., change in control agreements). Following the narrative are tables with estimated dollar values associated with these payments and benefits for each NEO.

Mr. Chaplin announced that he will be retiring from the Company effective January 1, 2017. In connection with his retirement, the Company entered into a Separation Agreement with Mr. Chaplin. Under the Separation Agreement, Mr. Chaplin will receive, subject to the execution of an acceptable general release, a one-time severance payment of $1.5 million following his last day of employment in exchange for his agreement to forfeit the outstanding performance based restricted stock awarded to him as part of the cash retention and restricted stock award made to him on December 31, 2012 and to comply with the non-compete covenant that is part of the Separation Agreement. For the 2016 performance year, Mr. Chaplin will be entitled to receive, at such time as such payments are made to other employees of the Company, a cash performance bonus of $750,000, and, in lieu of the long term incentive restricted stock award for the year, a cash payment of $750,000. In addition, on April 2, 2018, Mr. Chaplin will receive a payment of $75,000 in lieu of the contribution the Company would have made to Mr. Chaplin’s non-qualified deferred compensation retirement account in respect of the 2016 bonus that will be paid to him in 2017. The details of Mr. Chaplin’s Separation Agreement are provided above in lieu of describing potential termination payments under various termination scenarios.

(a) Involuntary (not for cause) or constructive termination following a change in control. On November 8, 2006, the Company adopted the Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. Its purpose is to assure the Company of the services of key executives during a change in control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The KEEP Plan covers Messrs. Fallon and Wertheim as of December 31, 2015. The Company does not intend to cover any other executives under the KEEP Plan in the future.

On February 27, 2007, the Company adopted an amendment to the KEEP Plan. A copy of the amended KEEP Plan and a form of an individual agreement has been filed as Exhibit 10.80 and Exhibit 10.81, respectively, to the Company’s Form 10-K filed on March 1, 2007. The Company adopted another amendment on February 22, 2010 to the KEEP Plan. A copy of this amendment has been filed as Exhibit 10.13 to the Form 10-K filed on March 1, 2010.

The KEEP Plan provides that the Company will continue to employ each NEO for a period of 24 months from the effective date of the change in control. The position, title, authority and responsibilities as well as salary, bonus and other elements of compensation and benefits for each NEO are to be maintained at levels equal to or commensurate with levels existing prior to the change in control. Compensation payable and benefits under the KEEP Plan are triggered by a change in control of the Company followed by an involuntary termination by the Company (not for cause) or a voluntary termination for good cause (constructive termination). These terminations are each referred to as a “qualifying termination.”

In the event of a qualifying termination during the 24-month effective period, each NEO will receive a lump sum severance payment equal to two times the sum of his or her annual base salary and the average of the annual bonuses paid to the NEO for the prior two years. The severance payment will also include a pro-rated annual bonus for the year of termination equal to the average of the annual bonuses paid to the NEO for the prior two years.

The KEEP Plan provides that in the event of a qualifying termination, stock options held by an NEO will become fully exercisable and the NEO may exercise such options until the earlier to occur of the expiration date of the option or the fifth anniversary of the qualifying termination. Time-based restricted stock will become fully vested. The vesting of performance shares shall be administered in accordance with the terms of the applicable award agreement.

Under the KEEP Plan, each NEO who incurs a qualifying termination will also receive continued health and group life insurance coverage for a period of 24 months following the date of the qualifying termination and a credit to the Company’s non-qualified retirement plan in an amount equal to the amount that otherwise would have been contributed on his or her behalf under the Company’s money-purchase pension plan had his or her employment continued for another 24 months. In addition, all unvested retirement account balances will become fully vested.

To the extent that any payments are subject to an excise tax, a tax gross-up payment would only be made to an executive who was covered under the KEEP Plan as of February 22, 2010, which includes Messrs. Fallon and Wertheim. The Company will not provide a tax gross-up payment to any new or current employees who may become covered under the KEEP Plan after February 22, 2010. To the extent a tax gross-up payment is required to be made under the KEEP Plan, such payment will be made only if the total payments exceed the IRS excise tax safe harbor limit by at least 10%. If such total payments are less than 10% over the safe harbor limit, KEEP Plan payments to the covered executive will be reduced to the extent necessary to eliminate any excise tax. In the event of a qualifying termination as of December 31, 2015, the KEEP Plan payments would not require an excise tax gross-up. As a condition to the receipt of benefits, the KEEP Plan requires that a covered executive agree to be bound by a non-competition and non-solicitation clause and a non-disparagement clause. A violation of any of these clauses will result in a loss of future severance benefits and possible forfeiture to the Company of any severance already paid.

(b) Retirement. On November 8, 2006, the Company adopted voluntary retirement benefits which provide certain benefits to the Company’s employees, including the NEOs, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an NEO must (i) be at least 55 years old, (ii) have at least five years of service and (iii) give at least a six-month advance notice of retirement. The Compensation Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. In January 2008, the Company adopted changes to the Retirement Program to comply with the final IRS Section 409A regulations. In February 2010, the Company adopted an amendment to the Retirement Program with respect to the vesting of time-based deferred cash awards.

Following is a summary of the compensation payments and benefits upon a retirement from the Company. Mr. Brown is not eligible to participate in the Company’s Retirement Program.

Base salary. No salary continuation beyond the retirement date.

Year-end performance bonus. The performance bonus for the year of retirement will be equivalent to the average of the last two years’ performance bonus (excludes special bonuses) and prorated based on number of months of service in that year, presuming consistent performance by the NEO over two years preceding the retirement.

Restricted stock. With the exception of the retention award granted in December 2012, the following will occur upon retirement. Time-based restricted stock will immediately vest on the retirement date. Performance-based restricted stock will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period. For the retention award, the performance-based shares shall become vested only if the retirement date is after December 31, 2015 to the extent that the “market value appreciation” criteria are satisfied.

Stock options. Time-based stock options will continue to vest beyond the retirement date in accordance with the original vesting terms. Vested stock options may be exercised until the earlier of four years from the retirement date or the expiration of the option.

Cash award in the year of retirement. In the event that the Company does not grant to the NEO a year-end LTI award for the last performance year following an advance notification of retirement, a partial cash payment may be awarded in lieu of the LTI award that would otherwise have been awarded to the NEO.

Restrictive covenants. The continued vesting of any outstanding long-term equity awards will require the NEO to consent to three-year non-compete, non-solicitation and non-disparagement provisions. In the event of a breach of the restrictive covenants, an NEO could be subject to the forfeiture of any compensation not already paid and future compensation to be received under the Retirement Program.

Healthcare benefits. The NEO can continue medical and dental benefits under the Company’s healthcare program until age 65 and in some cases after age 65 with the NEO assuming the full premium costs. The NEO can convert standard group life insurance to an individual policy.

Retirement plans. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

Accrued and unused vacation. Accrued and unused vacation time as of the retirement date will be paid at retirement.

(c) Involuntary (not for cause) termination without change in control. Upon an involuntary termination not for cause there are no cash payment obligations. Any cash payment will be paid at the discretion of the Board. In connection with the retention stock awards granted to the NEOs in December 2012, the performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. For all other equity awards, other than Mr. Brown’s restricted stock award which is described in greater detail below, the vesting treatment is at the discretion of the Board. The values represented in the termination tables assume unvested options and restricted stock are forfeited. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

(d) Voluntary termination. Upon the voluntary termination or resignation of an NEO, there are no cash payment obligations. Vested stock options may be exercised for a period up to 90 days and unvested options are forfeited. Other than Mr. Brown’s restricted stock award which is described in greater detail below, all other equity is forfeited.

(e) Death or total disability. Upon the death or total disability of an NEO, there are no cash payment obligations. There is immediate vesting of time-based restricted stock and stock options with one year to exercise. Performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. All unvested retirement account balances will become fully vested. In connection with Mr. Brown’s $25 million life insurance policy, the death benefit becomes payable upon death.

Mr. Brown’s Restricted Stock Award. On March 17, 2014, Mr. Brown was granted 3.0 million shares of restricted stock, one-half of which (1,500,000 shares) vests based upon Mr. Brown’s continued employment (the “time-based shares”) and the other half is subject to performance-based vesting (the “performance-based shares”).

Time-Based Shares. In connection with the restricted stock award, the first tranche of 750,000 shares vested on December 31, 2015. To the extent not previously forfeited, another 750,000 shares will vest on the earliest to occur of (i) December 31, 2016 (provided that Mr. Brown is employed by the Company on such date) and (ii) a “qualifying termination”.

Performance-based Shares. To the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2017 and (y) a change in control in which the Company’s shares cease to be publicly listed (the “first performance vesting date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the first performance vesting date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date. Similarly and to the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2018 and (y) a change in control in which the Company’s shares cease to be publicly listed (the “second performance vesting date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the second performance vesting date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date.

On either of the above described vesting dates, “market value appreciation” will be deemed satisfied to the extent that the average closing share price on the trading days occurring over the 60 days prior to the applicable vesting date is between $10.00 and $25.00 per share, with the percentage of shares that vest between the two values to be determined by linear interpolation. The “market value appreciation” will be deemed satisfied at 100% upon the first date on which the average closing price on all trading days occurring during the 60 days immediately prior to such date is $25.00.

A “qualifying termination” means a termination of Mr. Brown’s employment (a) due to his death or disability, (b) by the Company without cause, (c) by Mr. Brown for good reason (constructive termination), (d) due to his voluntary termination after June 30, 2016 upon at least six months prior notice given after June 30, 2016, or (e) with the approval of the Board.

Tables showing potential post termination payments. The following tables show the estimated value of the compensation and benefits that would become payable as a result of the different termination events described above for each of the NEOs. The values have been estimated as if the termination event occurred on December 31, 2015 and assumes the closing market value of the Company’s shares on that date which was $6.48.

Following are notes to explain some of the values shown in the tables below.

(1)	Under “Termination following a change in control”, compensation and benefit values reflect the provisions as described under the KEEP Plan for Messrs. Fallon and Wertheim. Messrs. Brown and McKiernan are not KEEP participants and their compensation values reflect the terms of their respective stock awards. In addition, the values for performance-based restricted stock and, with the exception of Mr. Brown, time-based restricted stock, reflect the amount the NEO would have been entitled to receive in respect of such equity awards had a change in control occurred on December 31, 2015, whether or not the executive experienced a termination of employment on December 31, 2015.

(2)	Messrs. Fallon and Wertheim are retirement-eligible under the Company’s Retirement Program as of December 31, 2015 and the amounts shown reflect the benefits as described under “Retirement”.

(3)	Under “Involuntary (not for cause) termination”, any cash severance and cash bonus will be paid at the discretion of the Board.

(4)	Death or total disability amounts reflect the compensation and benefit treatments as described under “Death or total disability” above.

Joseph W. Brown

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	4,860,000	0	4,860,000	4,860,000
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	(5)
Total	4,860,000	0	4,860,000	4,860,000(5)

(5)	In 2013, the Company purchased a $25 million term life insurance policy for Mr. Brown. The Company agreed to pay the annual premiums for the policy so long as Mr. Brown is an employee of the Company. The annual premium will be treated as imputed income of Mr. Brown without any gross up.

William C. Fallon

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	5,250,000	0	0	0
Cash Bonus	1,875,000	1,875,000	0	0
Time-based Restricted Stock	0	0	0	0
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	292,500	0	0	0
Healthcare Benefits	84,220	0	0	0
Total	7,501,720	1,875,000	0	0

Anthony McKiernan

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	850,513	0	0	850,513
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	0
Total	850,513	0	0	850,513

Ram D. Wertheim

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	3,095,000	0	0	0
Cash Bonus	1,047,500	1,047,000	0	0
Time-based Restricted Stock	0	0	0	0
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	195,000	0	0	0
Healthcare Benefits	45,620	0	0	0
Total	4,383,120	1,047,000	0	0

Compensation plan risk assessment

Our Compensation Committee also assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

In its assessment, the Compensation Committee considered whether the performance measures used to measure and determine Company performance as well as the attributes of the Company’s compensation policies and practices mitigate incentives to take undue risks while providing adequate incentives to build long-term shareholder value.

The performance measures considered by the Compensation Committee in its risk assessment include the following:

•	the use of Adjusted Pre-tax Income (“APTI”) to measure consolidated financial performance for 2015, which reflects both loss development and expenses;

•	the adoption for 2015 and thereafter of Operating Income as a new performance metric and the change to the formula for determining Adjusted Book Value (“ABV”);

•

while Operating Income and ABV do not reflect the financial performance of MBIA Corp., since the Company does not expect the financial performance of MBIA Corp. to have a material effect on shareholder value, the Company’s consolidated performance scorecard used to assess performance for the Company as a whole (the “Consolidated Performance Scorecard”) does reflect an overall performance score for MBIA Corp., which is designed to ensure that appropriate incentives exist for the effective management of MBIA Corp. for the benefit of its policyholders and creditors and which includes both quantitative measures based on MBIA Corp.’s statutory capital, APTI and liquidity as well as measures related to the effectiveness of remediation activities related to MBIA Corp.’s insured portfolio;

•

each of MBIA Inc., National, MBIA Corp. and MBIA UK Insurance Limited has a separate performance scorecard and score that measures relevant performance metrics for such entity, each of which is reflected in the Company’s Consolidated Performance Scorecard;

•

the effectiveness of remediation activities is measured based on two components, the subjective assessment of the quality of remediation efforts and a comparison of actual incurred losses in the performance year with the expected losses used in the operating plan for the year;

•	the management of capital and liquidity to ensure that the Company has sufficient resources to pay all of its expected obligations and claims; and

•	the recruitment and retention of critical and talented employees.

The attributes of the Company’s compensation policies and practices considered by the Compensation Committee in its risk assessment include the following:

•	individual and corporate performance are measured using multiple and balanced performance metrics;

•	the Company’s performance objectives balance both quantitative and qualitative performance objectives thereby reducing the incentive to take undue risks to meet specific metric goals;

•	senior management compensation includes annual deferred long-term equity grants that align executive and shareholder interests over longer time periods;

•	compensation is based on a sliding scale with no minimum and reasonable maximum payouts;

•	bonuses are generally not guaranteed, except in unique circumstances;

•	the Company’s compensation policies and practices do not provide for inappropriate severance;

•	the Compensation Committee compares the Company’s senior management compensation to that at other companies with relevant business and senior management compensation profiles;

•	there is an appropriate mix of base pay and incentive compensation consistent with employee responsibilities;

•	the Company has stock ownership and holding guidelines for its NEOs;

•	there is a formal clawback/recoupment policy applicable to both cash and equity compensation of senior executives;

•	there are no specific elements of compensation that encourage excessive risk taking or that create unacceptable risks; and

•

the Committee and the Board oversee and monitor performance goals, Company performance, award payouts, business goals, risk tolerances and documentation of all plans and processes to ensure that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

Principal accountant fees and services

The Company paid PwC a total of $4,477,000 and $4,776,000 respectively, for professional services rendered for the years ended December 31, 2015 and 2014, broken down as follows (in thousands):

	2015	2014
Audit	$4,155	$4,422
Audit Related	$157	$157
Tax	$67	$55
All Other	$98	$142
Total	$4,477	$4,776

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, consultations concerning financial accounting and reporting standards and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed for the loss reserve certification and assistance with regulatory filings.

Tax fees were for professional services rendered in connection with general tax advice and FATCA training and registration assistance.

All Other fees were related to assistance with a Solvency II project and assistance in exploring strategic options for an international branch.

One hundred percent of all the above fees for the year ended December 31, 2015 and 2014 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design or implementation for 2015 or 2014.

Pursuant to its charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Audit Committee has delegated to the Chair the authority to grant pre-approvals, when less than $50,000, if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Audit Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

Security ownership of certain beneficial owners

The table below contains certain information about the only beneficial owners known to the Company as of March 14, 2016 of more than 5% of the outstanding shares of the Company’s common stock.

Name and address of beneficial owner	Shares of common stock beneficially owned	Percent (%) of class (6)
Bank of America Corporation (1) 100 North Tryon Street Charlotte, North Carolina 28255	10,042,246	6.82%
Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, Texas, 78746	13,849,037	10.09%
The London Company (3) 1801 Bayberry Court, Suite 301 Richmond, Virginia 23226	13,898,968	10.12%
OppenheimerFunds, Inc.(4) Two World Financial Center 225 Liberty Street New York, NY 10281	11,661,475	8.49%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	9,861,291	7.18%
1	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by Bank of America Corporation (“Bank of America”), on behalf of itself and its wholly owned subsidiaries, Bank of America, N.A., Blue Ridge Investments, L.L,C. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, with the SEC on February 16, 2016. Such filing indicates that Bank of America has shared voting power with respect to 10,034,288 of such shares and shared dispositive power with respect to all of such shares. On May 6, 2013, MBIA Inc. issued Blue Ridge Investments, L.L.C., a subsidiary of Bank of America, a warrant to purchase 9,942,458 million shares of MBIA Inc. common stock, which are included in the shares of common stock beneficially owned in the table.

2	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on March 9, 2016. Such filing indicates that Dimensional has sole voting power with respect to 13,724,959 of such shares and sole dispositive power with respect to all of such shares.

3	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by The London Company with the SEC on March 8, 2016. Such filing indicates that The London Company has sole voting and dispositive power with respect to 12,675,342 of such shares and shared dispositive power with respect to 1,223,626 of such shares.

4	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G filed by OppenheimerFunds, Inc. and Oppenheimer Equity Income Fund with the SEC on February 4, 2016. Such filing indicates that OppenheimerFunds, Inc. has shared voting and dispositive power with respect to 11,661,475 of such shares, and that Oppenheimer Equity Income Fund has shared voting and dispositive power with respect to 9,515,000 of such shares.

5	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2016. Such filing indicates that Vanguard has sole voting power with respect to 174,688 of such shares, shared voting power with respect to 14,200 of such shares, sole dispositive power with respect to 9,680,603 of such shares and shared dispositive power with respect to 180,688 of such shares.

6	Based on 137,278,589 shares outstanding as of March 14, 2016. For purposes of calculating the percentage of outstanding shares beneficially owned by Bank of America, the number of shares outstanding with respect to Bank of America was divided by the sum of the total shares outstanding of the Company as of March 14, 2016 and the total number of shares subject to warrants held by Blue Ridge Investments, L.L.C., as described in footnote 1 above.

Security ownership of Directors and Executive Officers

The following table sets forth, as of March 14, 2016, the beneficial ownership of shares of common stock of each Director, each NEO, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of common stock beneficially owned	Shares acquirable upon exercise of options (3)	Total shares beneficially owned	Percent (%) of class (4)
Directors
Joseph W. Brown (1)	3,734,806	0	3,734,806	2.72%
Maryann Bruce (2)	43,507	0	43,507	*
David A. Coulter (2)	227,010	0	227,010	*
Keith D. Curry (2)	26,156	0	26,156	*
Steven J. Gilbert (2)	55,985	0	55,985	*
Charles R. Rinehart (2)	146,504	0	146,504	*
Lois A. Scott (2)	12,920	0	12,920	*
Theodore Shasta (2)	75,729	0	75,729	*
Richard C. Vaughan (2)	77,585	0	77,585	*
Named Executive Officers (excluding Mr. Brown) (1)
C. Edward Chaplin	685,139	237,500	922,639	*
William C. Fallon	1,040,312	200,000	1,240,312	*
Anthony McKiernan	585,884	150,000	735,884	*
Ram D. Wertheim	545,550	200,000	745,550	*
All Directors and Executive Officers as a group (13 persons)	7,257,088	787,500	8,044,588	5.86%
*	Less than one percent.

1	Includes shares held by the Executive Officers under the Company’s exempt 401(k) plan and non-qualified defined contribution retirement plan and restricted shares awarded to certain Executive Officers.

2	Includes restricted stock awarded under the Omnibus Plan. See “Directors’ restricted stock grants” under “Independent Directors’ compensation.”

3	Shows the number of shares that were exercisable as of March 14, 2016 or become exercisable within 60 days after March 14, 2016 under the Company’s stock option program.

4	Based on 137,278,589 shares outstanding as of March 14, 2016. For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of March 14, 2016 and the total number of shares subject to options held by such person or group that were exercisable as of March 14, 2016 or become exercisable within 60 days after March 14, 2016. The percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 5.86%. Each Director and Executive Officer individually owns less than 1% of the shares of common stock outstanding, except for Mr. Brown who owns 2.72%.

Section 16(a) beneficial ownership reporting compliance

Ownership of, and transactions in, the Company’s common stock by Executive Officers and Directors of the Company are required to be reported to the SEC in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis during 2015.

Certain relationships and related transactions

To the best of the Company’s knowledge, other than election to office, no person who has been a Director or Executive Officer of the Company at any time since the beginning of 2015, no nominees to the Board of Directors nor any associate of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2016 Annual Meeting of Shareholders.

Transactions with “related persons” (as defined in Item 404(a) of Regulation S-K) are monitored by management, the Audit Committee and the Board of Directors, and all Directors and Executive Officers of the Company complete a questionnaire at the beginning of each year, in which they are asked to disclose family relationships and relationships with other related persons. Before approving a transaction with a related person, the Board of Directors would take into account all relevant factors that it deems appropriate, including fairness to the Company and the extent of the related person’s interest in the transaction. The policies and procedures surrounding the review, approval or ratification of transactions with related persons are not in writing given that the Company does not typically enter into such transactions. Nevertheless, such review, approval and ratification of transactions with related persons would be documented in the minutes of the meetings of the Board of Directors. There were no transactions with related persons since the beginning of the 2015 fiscal year where the policies and procedures described above did not require review, approval or ratification of the transaction or where such policies and procedures were not followed.

Investment agreement. On December 10, 2007, the Company entered into an Investment Agreement (as amended and restated on February 6, 2008, the “Investment Agreement”) with Warburg Pincus Private Equity X, L.P. (“WP X”) pursuant to which WP X committed to invest in MBIA through a direct purchase of MBIA common stock and a backstop for an equity offering. Under the Investment Agreement, the Company had the obligation to nominate up to two directors designated by WP X and WP X had certain gross-up rights that were triggered in connection with the offering by the Company of any equity securities. As a result of the sale by WP X in 2015 of all of its shares of the Company’s Common Stock, WP X no longer has the right to designate directors for election to the Board and has no further gross-up rights.

Proposals for shareholder approval recommended by the Board

Proposal 1: Election of Directors

All of MBIA’s Directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect eight Directors at the 2016 Annual Meeting to serve a term expiring at the 2017 Annual Meeting.

Following is information about each nominee, including biographical data for at least the last five years, and the reasons why each has been nominated for election to the Board. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of Directors.

Joseph W. Brown

Biographical data:

Mr. Brown is the Chief Executive Officer of the Company. He rejoined the Company in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 7, 2009. He became Executive Chairman on May 6, 2004 and retired from that position on May 3, 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Company as President and Chief Executive Officer. Mr. Brown is also a Director of Global Indemnity plc. Age 67.

Reasons for Mr. Brown’s nomination:

Mr. Brown has been nominated to serve as a Director of the Company due to his extensive experience with the Company in the roles as Chairman, CEO and as a Director dating back to 1986, his expertise in the insurance and financial guarantee industries and his long history of board service and leadership in several industry-leading companies.

Maryann Bruce

Biographical data:

Ms. Bruce was elected to the Board of Directors in June 2012. Since October 2007, Ms. Bruce has been President of Turnberry Advisory Group, a private financial services company, where she advises clients on strategic business issues. From December 2008 to July 2010, she was President of Aquila Distributors, Inc., a subsidiary of Aquila Investment Management LLC, a boutique asset manager. She consulted for Aquila beginning in February 2008, later becoming Senior Vice President and an Officer of each of the equity and bond funds in the Aquila Group of Funds throughout 2009. Prior to that, from September 1999 to June 2007, she was President of Evergreen Investments Services, Inc., an investment management business and subsidiary of Wachovia. She is a Director of Atlanta Life Financial Group, where she serves as the Chair of the Compensation Committee, a Director of Herndon Capital Management, a Founder and Director of the Carolina’s Chapter of the National Association of Corporate Directors, a Foundation Board Member of The Committee of 200, and an Advisory Board Member of Duke University Libraries. Within the past five years, Ms. Bruce also served as a Director of Allianz Funds. Age 55.

Reasons for Ms. Bruce’s nomination:

Ms. Bruce has been nominated to serve as a Director of the Company due to her 30 years of executive leadership and board-level experience in the financial services industry, as well as her experience in governance, strategy, asset management and risk management.

Keith D. Curry

Biographical data:

Mr. Curry was elected to the Company’s Board of Directors in July 2015 in accordance with the Board’s power under MBIA Inc.’s By-Laws to fill interim vacancies. Since February of 2006, Mr. Curry has been a City Council Member in Newport Beach, California where he served as Mayor in 2010 and 2013. In May of 2011, Mr. Curry retired as a Managing Director of Public Financial Management Inc. (“PFM”), the nation’s largest public finance advisory organization, after a 24-year career in public finance. While at PFM, Mr. Curry served as a Member of the firm’s Board of Directors, Strategic Planning Committee, and was head of the Western States practice, head of the National Transportation practice, and head of the Environmental Finance practice. He advised on more than $15 billion in public finance transactions at PFM. From October 2004 to October 2006, he served as President of the National Association of Independent Public Finance Advisors and testified before Congress on issues of financial industry regulation and consumer protections. In January 2012, Mr. Curry was named the Director of the Center for Public Policy and Visiting Professor at Concordia University in Irvine, California. He taught public policy and leadership at the Concordia Graduate Business School. On March 1, 2016, Mr. Curry retired from Concordia. In addition to the Newport Beach City Council, Mr. Curry is a Board Member and Chair of the Administration Committee of the Orange County Sanitation District and is a member of the Orange County Parks Commission. He was formerly President of the Orange County Division of the League of California Cities and the Association of California Cities—Orange County. Prior to joining PFM, Mr. Curry served in the administration of President Ronald Reagan as Special Assistant to the Federal Transit Administrator and head of private sector initiatives in the Western States from November 1982 to October 1987. Age 61.

Reasons for Mr. Curry’s nomination:

Mr. Curry has been nominated to serve as a Director of the Company due to his extensive background in municipal finance, his long career as a financial advisor to state and local governments, and his general knowledge and experience in financial matters.

Steven J. Gilbert

Biographical data:

Mr. Gilbert was elected to the Board of Directors in May 2011. He is currently Chairman of the Board of Gilbert Global Equity Partners, L.P., a private equity fund, Vice Chairman of the Executive Board of MidOcean Capital Partners, L.P., a private equity firm, and Chairman of the Board of CPM, Inc., a global provider of process machinery for the feed industry, and has served in these capacities since 1998, 2005 and 2000, respectively. He was previously Chairman and Senior Managing Director of SUN Group (USA), an investment firm, from 2007 to 2009. Previously, Mr. Gilbert was Managing General Partner of Soros Capital, L. P., Commonwealth Capital Partners, L.P., and Chemical Venture Partners. He also held investment banking positions with Morgan Stanley & Co., Wertheim & Co., Inc. and E.F. Hutton International. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. Mr. Gilbert is a Director of TRI Point Homes, Inc., Empire State Realty Trust, Inc., and Fairholme Funds, Inc. He is also a member of the Writer’s Guild of America (East) and the Council on Foreign Relations, and a Director of the Lauder Institute at the University of Pennsylvania. Within the past five years, Mr. Gilbert served as a Director of several privately held companies. Mr. Gilbert has also served on the boards of more than 25 companies over the span of his career. Age 68.

Reasons for Mr. Gilbert’s nomination:

Mr. Gilbert has been nominated to serve as a Director of the Company due to his extensive experience in leadership positions in the financial services industry and long history of board service, including both with insurance companies and a diverse group of other companies, as well as his expertise accrued during his career in finance, private equity investing, investment banking and law.

Charles R. Rinehart

Biographical data:

Charles R. Rinehart was named Chairman in May 2015 and has served as a Director of the Company since December 2008. From September 2008 to December 2008, Mr. Rinehart served as Chief Executive Officer and as a Director of Downey Financial Corp. and Downey Savings and Loan Association, F.A. Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America, in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989 and before that served in various positions of increasing responsibility at Fireman’s Fund Insurance Company. Within the past five years, he also served as a Director of PMI Group Inc. and Verifone Holdings, Inc. Age 69.

Reasons for Mr. Rinehart’s nomination:

Mr. Rinehart has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his prior and current leadership roles in several industry-leading companies and his general knowledge and experience in financial matters.

Lois A. Scott

Biographical data:

Lois A. Scott was elected to the Board of Directors in November 2015 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. Since November 2015, Ms. Scott has been President of Epoch Advisors LLC, a private financial services company that advises clients on strategic business issues. From May 2011 to May 2015, Ms. Scott served as the Chief Financial Officer for the City of Chicago, Illinois. As CFO, she had financial oversight of essential City services as well as O’Hare Airport, Midway Airport, the City’s public-private partnership contracts, water and wastewater systems serving over 5 million people, and City-issued debt. She also served as a Trustee for two pension plans covering City employees. From January 2003 to May 2011, Ms. Scott was Co-founder and President of Scott Balice Strategies, LLC, a financial advisory firm that assisted public sector, nonprofit and corporate clients with financial strategy, restructuring and bankruptcy services, capital market transactions, ratings management, cash flow forecasting and public-private partnerships. From 1997 to 1998, Ms. Scott served as a White House Fellow during President Clinton’s administration, where she advised on the financial crisis in Southeast Asia and export finance. She was also named Counselor to the Chairman and Chaired the management committee of the Export-Import Bank of the United States. Prior to that, Ms. Scott was Manager of the Chicago Public Finance Office and Managing Director of BancAmerica Securities, Inc. She also held various financial positions at Donaldson, Lufkin & Jenrette Securities Corporation, including Principal; L.F. Rothschild & Company, Inc.; and First National Bank of Chicago. In 1997, she was co-founder of Women in Public Finance and in 2011, she co-founded the Municipal CFO Forum with the Harris School of Public Policy, University of Chicago. Age 55.

Reasons for Ms. Scott’s nomination:

Ms. Scott has been nominated to serve as a Director of the Company due to her extensive background in municipal finance, her long career as a financial advisor to state and local governments, and her strong finance, business and governmental leadership roles.

Theodore Shasta

Biographical data:

Mr. Shasta was elected to the Board of Directors in August 2009. Mr. Shasta is a former Senior Vice President and Partner of Wellington Management Company, a global investment advisor. At Wellington Management Company, Mr. Shasta specialized in the financial analysis of publicly traded insurance companies, including both property-casualty and financial guarantee insurers. Mr. Shasta joined Wellington Management Company in March 1996 as a global industry analyst responsible for the insurance industry. In January 2008, Mr. Shasta became a portfolio advisor responsible for senior-level relationship management for existing institutional clients and consultants as well as development of new business, a position that he held until June 2009. In addition, effective January 1999, Mr. Shasta was elected Partner and was promoted to Senior Vice President, and served in such positions until he withdrew from the partnership in June 2009. He also served on Wellington Management’s Audit Committee from January 2004 to June 2009 and was Chair of that Committee from January 2008 until June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company where he was an industry analyst responsible for the automotive, freight transportation and insurance industries. Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. Mr. Shasta earned his Chartered Financial Analyst designation in 1986. Mr. Shasta is a member of the Board of Directors of Chubb Limited (formerly ACE Limited) and serves as a member of its Audit Committee. Mr. Shasta is also a Trustee of The Worcester County Horticultural Society, a nonprofit organization. Age 64.

Reasons for Mr. Shasta’s nomination:

Mr. Shasta has been nominated to serve as a Director of the Company due to his 25 years of experience as a financial analyst covering the insurance industry and the Company since it became a publicly traded entity, coupled with his in-depth understanding of economics, accounting and regulatory oversight of the financial guarantee industry and knowledge of the Company’s current operating environment.

Richard C. Vaughan

Biographical data:

Mr. Vaughan was elected to the Board of Directors in August 2007. He served as Executive Vice President and Chief Financial Officer of Lincoln Financial Group from 1995 until his retirement in May 2005. He joined Lincoln in July 1990 as Senior Vice President and Chief Financial Officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed Chief Financial Officer for the corporation. He was promoted to Executive Vice President in January 1995. He was previously employed with EQUICOR from September 1988 to July 1990, where he served as a Vice President in charge of public offerings and insurance accounting. Prior to that, Mr. Vaughan was a Partner at KPMG Peat Marwick in St. Louis, from July 1980 to September 1988. Mr. Vaughan is a member of the Board of Directors and Chair of the Audit Committee of AXA Financial. Age 66.

Reasons for Mr. Vaughan’s nomination:

Mr. Vaughan has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his board service and his general knowledge and experience in financial matters, including as a Chief Financial Officer.

The Board has elected Mr. Rinehart as Chairman. In such capacity, he presides at non-management Director meetings. Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by submitting a communication in a confidential envelope addressed to the Chairman or the non-management Directors, in care of the Company’s Corporate Secretary, 1 Manhattanville Road, Suite 301, Purchase, New York 10577.

Prior to the Board nominating Directors to serve for the one-year term expiring at the 2017 Annual Meeting, Mr. Coulter notified the Board that his service as a Director and as Chair of the Compensation Committee would conclude effective at the 2016 Annual Meeting on May 3, 2016. The Compensation Committee intends to recommend to the Board the appointment of Mr. Gilbert as Chair of the Compensation Committee effective on May 3, 2016 subject to his re-election to the Board by the shareholders of the Company at the 2016 Annual Meeting. The Board is continuing to search for one additional Director to fill the seat to be vacated by Mr. Coulter. If a suitable candidate is found after the mailing of this proxy, the Board plans to elect him or her to the Board in accordance with its power under the Company’s By-Laws to fill interim vacancies on the Board.

Director independence. The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Board’s Corporate Governance Practices that each Director named below is an Independent Director and that none of the Directors named below have any material relationships with the Company. Such Independent Directors are: Maryann Bruce, David A. Coulter, Keith D. Curry, Steven J. Gilbert, Charles R. Rinehart, Lois A. Scott, Theodore Shasta and Richard C. Vaughan. In addition, each of the Directors named in the foregoing sentence qualifies as an “independent director” under the NYSE Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Board’s Corporate Governance Practices.

In addition to the Board-level standards for Director independence, each member of the Audit Committee meets the enhanced independence requirements of the SEC and the NYSE for members of the Audit Committee, and each member of the Compensation Committee meets the enhanced independence requirements of the SEC and the NYSE for members of the Compensation and Governance Committee.

The Corporate Governance Practices include the following independence standards designed to assist the Board in assessing Director independence, and can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” link. The terms “MBIA” and “the corporation” in the following standards refer to MBIA Inc.

“The Board shall consist of a significant majority of independent directors. A director will not be considered “Independent” if such director

•	is a member of management or an employee or has been a member of management or an employee within the last five years;

•	has a close family or similar relationship with a member of key management;

•	is a lawyer, advisor or consultant to the corporation or its subsidiaries or has a personal service contract with the corporation or any of its subsidiaries;

•

has any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is currently or has been within the last five years an employee of the corporation’s independent auditor;

•	is currently or has been within the last five years an employee of any company whose compensation committee includes an officer of MBIA; and

•

is an immediate family member (i.e., spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law or anyone (other than a domestic employee) who shares a person’s home) of a person described in either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment shall be evaluated, and external criteria for independence, such as those promulgated by the SEC and the NYSE shall be considered, including the enhanced independence requirements of the SEC and the NYSE for members of the Audit Committee and members of the Compensation and Governance Committee.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly, as required by law, its compliance with the requirement that a majority of its Board is comprised of independent directors.

The Board will make independence determinations on an annual basis prior to approving the director nominees for inclusion in the corporation’s proxy statement and, if an individual is to be elected to the Board other than at an annual meeting, prior to such election. Each director and nominee for director shall provide the corporation with full information regarding his or her business and other affiliations for purposes of evaluating the director’s independence.”

The Board of Directors recommends unanimously that you vote FOR this proposal to elect eight incumbent Directors.

Vote necessary to elect eight incumbent Directors. Directors are elected by a plurality of the votes cast under applicable law.

Pursuant to the Company’s By-Laws, an incumbent Director who fails to receive a majority of votes cast “for” his or her election in an uncontested election will be required to tender his or her resignation no later than five business days from the date of the certification of the election results and, no later than 90 days from such certification, the Board will accept such resignation absent compelling reasons.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome of the election or the resignation requirement.

Proposal 2: Approval of compensation paid to NEOs

As required by the rules of the SEC, you are being asked to vote to support or not support the compensation paid or awarded to the NEOs as described pursuant to the compensation disclosure rules of the SEC, including under the CD&A and the “Executive compensation tables” sections of this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed under the CD&A and “Executive compensation tables” sections of this proxy statement.

In order to give shareholders a more comprehensive and transparent disclosure and understanding of our compensation actions, Section 5 of the CD&A provides information about average realized, reported and realizable total NEO compensation for the period 2011 through 2015. We believe the SEC rules for disclosing executive compensation have been positive and have brought consistent and transparent disclosures that enable investors to understand how boards decide on appropriate compensation levels. We have voluntarily included in the CD&A additional views of compensation that can assist investors in understanding the compensation paid to the NEOs. We urge you to review the CD&A in its entirety to assist you in understanding our compensation actions as described therein.

For the reasons set forth in the CD&A, you are being asked to vote to support or not support the adoption of the following resolution:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and ‘Executive compensation tables’ sections of this proxy statement.”

The Board of Directors and the Company recommend that the shareholders vote FOR Proposal 2 to express their support for the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and “Executive compensation tables” sections of this proxy statement.

Vote necessary to support NEO compensation. The shareholder vote on Proposal 2 is advisory in nature and therefore will not be binding on the Board. However, the Compensation Committee will take into account the results of the vote and discussions with individual large shareholders in considering annual NEO compensation in subsequent periods. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Proposal 3: Selection of independent auditors

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2015, PwC examined the accounts of the Company and its subsidiaries, reported on the effectiveness of internal controls over financial reporting and also provided tax advice and other permissible services to the Company. Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2016, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

The Board of Directors recommends unanimously that you vote FOR Proposal 3 to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company.

Vote necessary to ratify the selection of PwC as auditors. The approval to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

Other matters and shareholder proposals

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2017 Annual Meeting of Shareholders must be received by the Company’s Secretary no later than November 22, 2016, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2017 Annual Meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the Annual Meeting (or if the Company does not publicly announce its Annual Meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the meeting date is mailed to shareholders or publicly made).

Householding of Annual Meeting materials

The SEC permits companies to send a single copy of their annual report and proxy statement or Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached Annual Report or Notice of Internet Availability of Proxy Materials will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address requested that multiple sets of documents be sent. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time and may request that a separate set of materials be sent to them by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

By Order of the Board of Directors,

Ram D. Wertheim

Secretary

MBIA INC. 1 MANHATTANVILLE ROAD SUITE 301 PURCHASE, NY 10577

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E03768-P74931-Z67314 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

MBIA INC.

The Board of Directors recommends you vote FOR the following:				The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1. Election of Directors	For	Against	Abstain	2. To approve, on an advisory basis, executive compensation.		☐	☐	☐
1a. Joseph W. Brown	☐	☐	☐	3. To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2016.		☐	☐	☐
1b. Maryann Bruce	☐	☐	☐
1c. Keith D. Curry	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1d. Steven J. Gilbert	☐	☐	☐
1e. Charles R. Rinehart	☐	☐	☐
1f. Lois A. Scott	☐	☐	☐
1g. Theodore Shasta	☐	☐	☐
1h. Richard C. Vaughan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E03769-P74931-Z67314
This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 3, 2016.

The undersigned hereby appoints Charles R. Rinehart and Richard C. Vaughan and each of them the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 2 Manhattanville Road, First Floor, Purchase, New York 10577, on Tuesday, May 3, 2016, at 10:00 a.m. (EDT), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the matters listed on the reverse side, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side